EXHIBIT D4

                    PUBLIC SERVICE COMMISSION
                        OF WEST VIRGINIA

                           CHARLESTON



CASE NO. ___________________


EASTERN SYSTEMS CORPORATION,
a West Virginia corporation,
MONONGAHELA POWER COMPANY,
d/b/a ALLEGHENY POWER,
an Ohio corporation

                    Petitioners.



           JOINT PETITION FOR THE CONSENT AND APPROVAL
    OF THE PURCHASE AND SALE OF ALL THE OUTSTANDING STOCK OF
                     MOUNTAINEER GAS COMPANY


          Eastern    Systems   Corporation,   a   West   Virginia

corporation  (sometimes  hereinafter  referred  to  as   "Eastern

Systems")  and Monongahela Power Company, d/b/a Allegheny  Power,

an   Ohio  corporation  (sometimes  hereinafter  referred  to  as

"Monongahela  Power"), Petitioners herein, jointly  petition  the

Public Service Commission of West Virginia (the "Commission") for

its  consent  and approval under West Virginia Code  24-2-12  for

Eastern Systems to sell and Monongahela Power to acquire,  either directly or through a subsidiary of Monongahela Power, all of the outstanding stock of Mountaineer Gas Company ("Mountaineer Gas").

In support thereof, Petitioners respectfully state :



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          1.   The names and addresses of Petitioners are :

               a.   Eastern Systems Corporation
                    501 56th Street
                    Charleston, WV  25304

               b.   Monongahela Power Company
                    1310 Fairmont Avenue
                    Fairmont, WV  26555-1392

          2.    Eastern  Systems is a wholly-owned subsidiary  of

Energy  Corporation of America. Eastern Systems owns all  of  the outstanding  stock  of  Mountaineer Gas . Mountaineer  Gas  is  a public utility organized and existing under the laws of the State of  West  Virginia.  Mountaineer Gas provides natural gas  sales,

transportation   and   distribution  services   to   residential,

commercial,  industrial and wholesale customers in the  State  of

West   Virginia.   Mountaineer  Gas  provides  gas   service   to

approximately 200,000 customers in 47 counties in West Virginia.

          3.    Monongahela Power is a wholly-owned subsidiary of

Allegheny   Energy,  Inc.,  a  Maryland  corporation  ("Allegheny

Energy").    Monongahela  Power  is  a  public  utility   company

organized  and existing under the laws of the State of  Ohio  and

provides   retail  electric  service  to  approximately   347,000

customers  in  portions of West Virginia.  Its  sister  operating company,  The  Potomac Edison Company, provides  retail  electric

service   to   approximately  100,000  West  Virginia  customers.

Monongahela  Power and The Potomac Edison Company do business  in

West  Virginia  as,  and  are sometimes hereinafter  referred  to collectively as, "Allegheny Power."

          4.    As of January 1, 2000, Monongahela Power acquired

the  electric  and gas facilities located in the  State  of  West

Virginia  of West Virginia Power, a division of UtiliCorp  United

Inc.   As  a result of such acquisition, Allegheny Power provides gas  service to approximately 24,000 customers in 17 counties  in

West Virginia.

          5.    On  December  20, 1999, Allegheny Energy,  Energy

Corporation of America and Eastern Systems entered into  a  Stock

Purchase  Agreement, subject to the consent and approval  of  the

Commission and other regulatory authorities, under which  Eastern

Systems  has agreed to sell, and Allegheny Energy has  agreed  to

purchase  all of the outstanding stock of Mountaineer  Gas.   The

purchase  price  for  the  stock is  Three  Hundred  Twenty-Three

Million Dollars ($323,000,000) (which includes the assumption  of

approximately   $100,000,000  in  debt),   subject   to   certain

adjustments.   Pursuant to Section 7.03(c) of the Stock  Purchase

Agreement, Allegheny Energy may assign its rights and obligations under  the Stock Purchase Agreement to a wholly-owned subsidiary.

Allegheny  Energy  intends to assign its rights  and  obligations under  the  Stock Purchase Agreement to a newly-formed subsidiary

of  Monongahela  Power.   A  true and exact  copy  of  the  Stock

Purchase  Agreement  is  attached  hereto  as  Exhibit  1.    The

acquisition is expected to be financed by a combination  of  debt securities and common stock.

          6.    The  terms  and conditions of the Stock  Purchase

Agreement  are reasonable, and neither party was given  an  undue advantage  over  the  other.  The Stock  Purchase  Agreement  was
negotiated  in  good  faith,   was  made  between  non-affiliated

parties and represents an arms-length transaction.

          7.    No public utility other than Allegheny Power  and

Mountaineer  Gas is affected or will be affected by the  sale  of the stock of Mountaineer Gas.

          8.    The contemplated sale will simply effect a change

in   the  ownership  of  the  stock  of  Mountaineer  Gas.    The

contemplated sale will not affect the service of Mountaineer Gas,

and  Allegheny  Power will operate Mountaineer Gas in  accordance with  the terms and conditions of all existing Commission  Orders and Tariffs.

          9.    Allegheny  Power  has  the  requisite  managerial

experience, and personnel to acquire and operate Mountaineer Gas.

Allegheny  Power  intends to keep Mountaineer Gas'  workforce  in place.  Allegheny Power is financially strong and will be able to meet  all  of  the  demands  associated  with  the  ownership  of

Mountaineer  and  its  operations.  The  financial  condition  of

Allegheny  Power  is  known  to  this  Commission  and  Allegheny

Energy's  Financial Statements are available on  its  website  at

www.alleghenypower.com.   The  financial  condition  of   Eastern

Systems is set forth in the financial statements attached  hereto as Exhibit 2 .

          10.  Allegheny Power has substantial operations in West

Virginia.   Allegheny  Power's  West  Virginia   operations   are

regulated  by  the  Commission,  and  Allegheny  Power  currently provides  reliable electric service to over 500,000 customers  in

West   Virginia.  Allegheny  Power's  operations  are   conducted

efficiently   and  at  a  reasonable  cost  to   its   customers.

Monongahela  Power  recently acquired West Virginia  Power's  gas

facilities   in   West  Virginia.   The  service   territory   of

Mountaineer  Gas  adjoins  the  gas  service  territory  of  West

Virginia Power .

          11.    Substantial  portions  of  the  Allegheny  Power

electric   service  territory  also  overlap  portions   of   the

Mountaineer  Gas service territory.  Therefore, it is anticipated that  operating  efficiencies will be achieved and  cost  savings realized as a result of this transaction.

          12.   The public will not be adversely affected by  the

sale  of  the  stock  of  Mountaineer  Gas  to  Allegheny  Power.

Allegheny  Power's experience in managing and operating utilities in  the State of West Virginia will insure the continued delivery of reliable low-cost gas service to Mountaineer Gas customers.

          13.   The  sale  of  the stock of  Mountaineer  Gas  to

Allegheny  Power  should be approved by the  Commission  for  the following reasons:

          a.    Upon  consummation of the sale,  Mountaineer  Gas

will  become part of a locally integrated energy utility  engaged in  generation, transmission and distribution of electricity  and gas in a five-state area, which should bring about:

               (i)   more  efficient and resourceful  operations,

thus benefitting customers and taxpayers;

               (ii)       a  stronger  identity  and  recognition

among   customers,  communities,  management  and  employees   of

Allegheny Power; and

               (iii)     dedication on the part of the management

and  employees  of Allegheny Power to providing a high  level  of service to its customers at a reasonable cost.

          b.    Allegheny Power already has a major presence  and

operation  in the State as a key business and corporate  citizen.

Its  West  Virginia  operations include  six  coal-burning  power

stations,   26  operating  service  centers,  and  almost   2,100

employees  working  in  the  state.   Allegheny  Power  currently

provides  reliable electric service to more than 447,000 electric customers  across 29 counties in the State as well as 24,000  gas

customers   in   17  counties.   The  transaction  will   further

strengthen   Allegheny  Power's  commitment  to  West   Virginia,

promoting  economic growth and community and educational  efforts that enrich quality of life.

          c.    The Commission approved the recent acquisition of

West  Virginia  Power  by  Allegheny  Power.   These  24,000  gas

customers are widely spread throughout the south/central part  of

West  Virginia.   Much  of the West Virginia  Power  gas  service

territory  abuts Mountaineer Gas territory.  As a consequence  of the proposed transaction, the West Virginia Power gas division of

Monongahela  Power will become associated with a  contiguous  and

integrated  utility  operation  with  extensive  utility   assets

nearby.

          WHEREFORE  Petitioners respectfully  request  that  the

Commission's  consent  to and approve the  sale  of  all  of  the outstanding stock of Mountaineer Gas Company to Monongahela Power

Company;  that the Commission grant to Monongahela Power  Company the  rights,  privileges and franchises to serve and  assume  the responsibilities, obligations and other rights associated with the service by Mountaineer Gas in its present service territory;

and  that  the Commission grant such other authority  as  may  be necessary or appropriate to the consummation of the sale.

                              Respectfully submitted,

                              JOINT PETITIONERS,
                              EASTERN SYSTEMS CORPORATION
                              and MONONGAHELA POWER COMPANY

                              By Counsel


________________________________
Thomas R. Goodwin #1435
Susan C. Wittemeier #4104
Goodwin & Goodwin, LLP
P. O. Box 2107
Charleston, WV 25328-2107
Phone (304) 346-7000
Fax (304) 344-9692

Counsel for Eastern Systems Corporation

________________________________
Gary A. Jack #1855
Monongahela Power Company
1310 Fairmont Avenue
Fairmont, WV  26554
Phone (304) 367-3423
Fax (304) 367-3157



________________________________
Michael A. Albert #92
Jackson & Kelly PLLC
P.O. Box 553
Charleston, WV  25322-0553
Phone (304) 340-1287

Fax (304) 340-1080


Counsel for Monongahela Power Company

STATE OF WEST VIRGINIA

COUNTY OF KANAWHA; to-wit:

          __________________________,    __________________    of

EASTERN  SYSTEMS  CORPORATION,  named  in  the  foregoing   Joint

Petition  for  Consent  and Approval under  W.Va.  Code  24-2-12,

being  duly  sworn,  says that the facts and allegations  therein contained,  as  they pertain to Eastern Systems  Corporation  are true, except so far as they are based on information, he believes






_________________________________



          Taken, subscribed and sworn to before me this ____ day

of January, 2000.

          My commission expires  ___________________________________.

                                   _____________________________
                                          NOTARY PUBLIC

STATE OF WEST VIRGINIA,

COUNTY OF _______________; to-wit:


          ______________________, _______________ of  MONONGAHELA

POWER  COMPANY, named in the foregoing Joint Petition for Consent and  Approval  under W.Va. Code 24-2-12, being duly  sworn,  says that the facts and allegations therein contained, as they pertain to  Monongahela Power Company are true, except so far as they are based on information, he believes them to be true.






_________________________________



          Taken, subscribed and sworn to before me this ____ day

of January, 2000.

          My commission expires  ___________________________________.

                                   _____________________________
                                          NOTARY PUBLIC